Exhibit 99.1

The Hanover Responds to Coronavirus Pandemic with Initiatives to Support Policyholders and Local Communities

Company announces 15% auto premium giveback, other customer relief measures, and a charitable commitment in community support

WORCESTER, Mass., April 10, 2020 –   The Hanover Insurance Group, Inc. (NYSE: THG) today announced it has created The Hanover CARES Refund, through which the company will return 15% of April and May auto premiums to its eligible personal lines customers, providing financial relief during the coronavirus pandemic. The company also announced additional customer relief measures and a commitment to contribute $500,000 to nonprofits in local communities to address needs arising from the public health crisis.

The decision to return a portion of premium payments to its customers comes as a result of governmental stay-at-home and shelter-in-place measures, which are reducing the number of vehicles on the roads, and consequently, the number of claims filed. This refund equates to approximately $30 million in premium, which will be recognized in the second quarter of 2020. Pending regulatory approvals, The Hanover will credit April in-force policies in May, and May in-force policies in June.  Policyholders who have pre-paid premiums will receive credits in each of the same months.

“We recognize our customers are feeling significant stress, including financial pressure, as a result of this pandemic,” said John C. Roche, president and chief executive officer at The Hanover. “Our company has a long, proud tradition of being there when we are needed most, delivering for those who depend on us. We are committed now, as always, to do what we can to help our customers, partners and home communities manage through these difficult times.”

To help ease the burden for customers, The Hanover has taken several measures including:

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Offering flexibility on bill payment options for those experiencing financial hardship, without any penalties and fees, including placing a 60-day hold on cancellations and non-renewals for non-payment

•	Extending personal auto coverage to individuals delivering food, medicine and other essential goods at no additional charge
•	Considering a covered premises as "occupied" while mandatory closures are in effect, addressing concerns with vacancy clauses
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Waiving the limit on additional living expenses to homeowners who are forced from their homes following covered losses, such as a fire, to pay for delayed repairs and the added costs associated with temporary living arrangements

•	Extending the number of days it will reimburse a customer for a rental car if an insured’s vehicle is in the shop and cannot be repaired or returned

The Hanover also is donating $500,000 to local community nonprofits to provide pandemic-related assistance, including:

•	$350,000 to local United Way, Boys & Girls Club and Chamber of Commerce organizations in Massachusetts and Michigan where the company employs large concentrations of employees
•	Providing medical supplies and protective masks to local area hospitals
•	Delivering Cheeriodicals’ “gifts of thanks” to health care professionals at five hospitals in the hardest hit areas across the country
•	$50,000 to the Insurance Industry Charitable Foundation’s Children’s Relief Fund
•	Implementing an employee matching gift program for donations to coronavirus relief efforts

For more information about The Hanover’s response to the coronavirus pandemic, please visit https://www.hanover.com/COVID-19/customers.html.

Forward-Looking Statements

Some of the statements in this news release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially.  Investors are directed to consider the risks and uncertainties in the company's business that may affect future performance and that are discussed in readily available documents, such as the company's annual report and other documents filed by the company with the SEC.

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions through a select group of independent agents and brokers. Together with its agents, The Hanover offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. For more information, please visit hanover.com.

CONTACTS:
Investors:	Media:
Oksana Lukasheva	Emily P. Trevallion	Abby M. Clark
Email: olukasheva@hanover.com	etrevallion@hanover.com	abclark@hanover.com
508-855-2063	508-855-3263	508-855-3549